UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2018

Rocket Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36829	04-3475813
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

430 East 29th Street, Suite 1040

New York, New York 10016

(Address of Principal Executive Offices)

(646) 440-9100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On January 24, 2018, Rocket Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Cowen and Company, LLC and Evercore Group L.L.C., as representatives (the “Representatives”) of the several underwriters (collectively with the Representatives, the “Underwriters”), pursuant to which the Company agreed to issue and sell up to 6,325,000 shares of common stock (the “Shares”), which includes 825,000 shares (the “Optional Shares”) that may be sold pursuant to an option granted to the Underwriters (the “Offering”). On January 24, 2018, the Underwriters exercised their option to purchase all 825,000 Optional Shares. The Shares were offered and sold in the Offering at a public offering price of $13.25 per share and were purchased by the Underwriters from the Company at a price of $12.455 per share.

The Company estimates that the net proceeds received from the Offering will be approximately $78.5 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The Offering was made pursuant to the Company’s effective registration statement on Form S-3 (Registration No. 333-210585), which was previously filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

The Offering is expected to close on or about January 26, 2018, subject to customary closing conditions. In the Underwriting Agreement, the Company agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make because of such liabilities.

Pursuant to the Underwriting Agreement, the Company’s executive officers and directors, and certain other shareholders entered into agreements in substantially the form included as an exhibit to the Underwriting Agreement filed hereto, providing for a 90-day “lock-up” period with respect to sales of the Company’s common stock, subject to certain exceptions.

A copy of the Underwriting Agreement is attached as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

A copy of the opinion of Gibson, Dunn & Crutcher LLP relating to the validity of the Shares issued in the Offering is filed herewith as Exhibit 5.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 24, 2018, the Company received the unfortunate news that Brian Batchelder, the Company’s Vice President of Finance, had passed away. Mr. Batchelder had served as the Company’s principal financial and accounting officer. The Company would like to provide sincere condolences to the family of Mr. Batchelder.

On January 25, 2018, the Company’s Board of Directors appointed John Militello, the Company’s Controller, to serve as the Company’s principal financial officer and principal accounting officer. Mr. Militello, age 44, joined the Company in January 2018 as Controller. From April 2015 to November 2017, Mr. Militello worked at Immune Pharmaceuticals, Inc., a publicly traded biotechnology company, where he most recently served as Vice President of Finance (principal financial officer), Controller and Chief Accounting Officer. Prior to that, Mr. Militello was an Assistant Controller with Retrophin, Inc., a San Diego based biotech company, and the Manager, External Reporting & Compliance at Volt Information Sciences, Inc., a publicly traded staffing company. Prior to Volt Information Sciences, Inc., Mr. Militello was a Senior Manager with BDO USA, LLP serving multi-national SEC registrants. Mr. Militello is a Certified Public Accountant and earned his Bachelor of Science degree in Accounting from St. Joseph’s College.

Pursuant to the terms of Mr. Militello’s employment offer letter, Mr. Militello will receive an annual salary of $190,000 and is eligible for a target bonus in an amount equal to 20% of his annual base salary. Mr. Militello was granted under an option under the Company’s 2014 Stock Option and Incentive Plan to purchase up to 10,000 shares of the Company’s common stock (the “Option”). The Option has an exercise price equal to the closing price of the Company’s common stock on the date of the grant (the “Grant Date”). The Option vests and becomes exercisable: (i) with respect to 3,336 shares on the first anniversary of the Grant Date; and (ii) with respect to the remaining shares ratably each quarter over the subsequent two years, such that the Option will be fully vested and exercisable on the third anniversary of the Grant Date.

There were no arrangements or understandings between Mr. Militello and any other person pursuant to which Mr. Militello was selected as an officer. Mr. Militello does not have any family relationships subject to disclosure under Item 401(d) of Regulation S-K or any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated January 24, 2018, among Rocket Pharmaceuticals, Inc., Cowen and Company, LLC and Evercore Group L.L.C.

5.1	Opinion of Gibson, Dunn & Crutcher LLP

23.1	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rocket Pharmaceuticals, Inc.

Date: January 25, 2018	By:	/s/ Gaurav Shah
Name: Gaurav Shah
Title: President and Chief Executive Officer